Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lumos Networks Corp.:

We consent to the incorporation by reference in the Registration Statement No. 333-177627 on Form S-8 of Lumos Networks Corp. (the Company) of our report dated March 8, 2013, except for Note 4, as to which the date is August 26, 2013, with respect to the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss),  cash flows, and equity for each of the years in the three-year period ended December 31, 2012,  which report appears in Exhibit 99.3 to this Current Report on Form 8-K of the Company.

/s/ KPMG LLP

Richmond,  Virginia

August 26, 2013